EXHIBIT 5B

September 29, 2006

Decorator Industries, Inc.

Suite 201

10011 Pines Boulevard

Pembroke Pines, FL  33024

Re:

SEC Registration Statement

2006 Incentive Stock Option Plan

250,000 Shares of Common Stock, $.20 par value

Ladies and Gentlemen:

We have acted as your counsel in connection with your 2006 Incentive Stock Option Plan (the “Plan”) under which up to 250,000 shares of your Common Stock (the “Shares”) may be issued or delivered upon the exercise of stock options granted pursuant thereto.

We have examined originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion.  Based on the foregoing, we are of the opinion that the Shares, when issued or delivered, and paid for, in accordance with the Plan, will have been validly issued and will be fully paid and nonassessable.  In rendering this  opinion we have of course assumed that the certificates evidencing the Shares will be properly executed and authenticated.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement on Form S-8 for registration of the Shares under the Securities Act of 1933 and to the reference to us under “LEGAL MATTERS” in the Prospectus.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

BUCHANAN INGERSOLL & ROONEY PC